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                                                                     Exhibit (e)

                             TERMS AND CONDITIONS OF

                  DIVIDEND REINVESTMENT AND CASH PURCHASE PLAN

     1. Each shareholder ("Shareholder") holding shares of common stock ("Shares") of the Flaherty & Crumrine/Claymore Total Return Fund Incorporated (the "Fund") will be deemed to have elected to be a participant in the Dividend Reinvestment and Cash Purchase Plan (the "Plan"), unless the Shareholder specifically elects in writing to receive all dividends and distributions of capital gains in cash, paid by check, mailed directly to the record holder by or under the direction of PFPC, Inc. as the Fund's dividend paying agent. PFPC, Inc. , as Transfer Agent for the Fund, will open an account for each Shareholder under the Plan in the same name as the Shares currently held by the Shareholder are registered.

     2. Whenever the Fund declares a capital gains distribution or dividend payable either in Shares or cash, as Shareholders may have elected, participating Shareholders will take the dividend or distribution entirely in Shares and the Agent will automatically receive the Shares, including fractions, for the Shareholder's account.

     3. Whenever market price per Share on the Valuation Date (as defined below) is equal to or exceeds the net asset value per Share on the Valuation Date, participants will be issued new Shares at the higher of net asset value or 95% of the then current market price. The Valuation Date is the dividend or capital gains distribution payment date or, if that date is not a New York Stock Exchange (the "Exchange") trading day, the immediately preceding trading day. If the net asset value of the Shares on the Valuation Date exceeds the sum of the market price of the Shares on the Valuation Date plus an estimate of the brokerage commission that would be charged on a per share basis on an open-market purchase of shares on such Date (the "Commission"), or if the Fund declares a dividend or capital gains distribution payable only in cash, the Agent will, as agent for the participants, buy Shares in the open market, on the Exchange or elsewhere, for the participants' accounts on, or shortly after, the payment date and prior to the next ex-dividend date for the Shares.

          Notwithstanding the foregoing, if, following the commencement of open market purchases, the then current market price of the Shares plus any estimated brokerage Commission exceeds the net asset value per share most recently determined, the Agent will endeavor to terminate purchases in the open market and immediately notify the Fund of such occurrence. As soon as practicable after such notification, the Fund or its designee will verify that the then current market price of the Shares plus Commission exceeds the net asset value per share most recently determined, and if this is the case, the Fund shall satisfy the remainder of the dividend or capital gains distribution that is not payable only in cash by issuing Shares. These remaining Shares will be issued by the Fund at a price equal to the net asset value per share most recently determined or, if that net asset value is less than 95% of the market price (at the time of verification), then Shares will be issued at 95% of such market price. However, if at the time of its verification the Fund determines that the net asset value per share most recently determined exceeds the then current market price plus Commission, the Fund will direct the Agent to resume buying Shares in the open market, on the Exchange or elsewhere, for the participants' accounts. Should the then current market price of the Fund's Shares plus any brokerage Commission again

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exceed the net asset value per share most recently determined, the Fund will again follow the procedures set forth in this paragraph.

     In a case where the Agent has terminated open market purchases and the Fund has issued Shares to satisfy the remainder of the dividend or capital gains distribution, the number of Shares received by the participant in respect of the dividend or distribution will be based on the weighted average of prices paid for Shares purchased in the open market and the price at which the Fund issues remaining Shares. To the extent that the Agent is unable to terminate its open market purchases, and if before the Agent has completed its purchases, the market price exceeds the net asset value of the Shares, the average per Share purchase price paid by the Agent may exceed the net asset value of the Shares, resulting in the acquisition of fewer Shares than if the dividend or capital gains distribution had been paid in Shares issued at the net asset value. The Agent will apply all cash received as a dividend or capital gains distribution to purchase Shares on the open market as soon as practicable on or after the payment date of the dividend or capital gains distribution, but in any event prior to the next ex-dividend date for the Fund's Shares, except when necessary to comply with applicable provisions of the Federal securities laws.

     4. Participants in the Plan have the option of making additional cash payments to the Agent, semi-annually, in any amount from $100 to $3,000, for investment in Shares. The Agent will use all funds received from participants to purchase Shares in the open market on or about February 15 and August 15 of each year. Any voluntary cash payments received more than 30 days prior to these dates will be returned by the Agent and interest will not be paid on any uninvested cash payments. To avoid unnecessary cash accumulations, and also to allow ample time for receipt and processing by the Agent, it is suggested that participants send in voluntary cash payments to be received by the Agent approximately ten days before February 15 or August 15, as the case may be. A participant may withdraw voluntary cash payments by written notice, if the notice is received by the Agent not less than 48 hours before the payment is to be invested.

     5. For all purposes of the Plan: (a) market price of Shares on a particular date shall be the most recent sales price on the Exchange during that trading day, or if no sales occurred on the Exchange on that trading day, then the last sales price on the Exchange on the close of the previous trading day or, if no sales occurred on the Exchange on such previous trading day, then the mean between the bid and asked quotations for the Shares on the Exchange on the date of calculation and (b) net asset value per Share on a particular date shall be the most recently determined prior to the time of calculation as determined by or on behalf of the Fund. Notwithstanding the foregoing, however, for purposes of determining the market price of Shares on the Valuation Date, market price shall be the last sales price on the Exchange on the Valuation Date or, if no sales occurred on the Valuation Date, then the mean between the closing bid and asked quotations for the Shares on the Exchange on the Valuation Date.

     6. The open market purchases provided for above may be made on any securities exchange on which the Shares of the Fund are traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as the Agent shall determine. Funds held by the Agent uninvested will not bear interest, and it is understood that, in any event, the Agent shall have no liability in connection with any inability to purchase Shares within the time periods herein provided, or with the timing of any purchases effected. The Agent shall have no responsibility as to the value of the Shares acquired for the

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Shareholder's account. The Agent may commingle amounts of all Plan participants to be used for open-market purchases of Shares and the price per Shares allocable to each Plan participant in connection with such purchases shall be the average price (including brokerage commissions) of all Shares purchased by the Agent.

     7. The Agent will maintain all Shareholder accounts in the Plan and will furnish written confirmations of all transactions in each account, including information needed by Shareholders for personal and tax records. The Agent will hold Shares acquired pursuant to the Plan in uncertificated form in the Shareholder's name or that of its nominee, and each Shareholder's proxy will include those Shares purchased pursuant to the Plan. The Agent will forward to the Shareholder any proxy solicitation material and will vote any Shares so held for the Shareholder only in accordance with the proxy returned by her or him to the Fund. Upon the Shareholder's written request, the Agent will deliver to her or him, without charge, a certificate or certificates for the full Shares held by the Shareholder.

     8. The Agent will confirm in writing to the Shareholder each acquisition made for her or his account as soon as practicable but not later than 60 days after the date thereof. Although the Shareholder may from time to time have an undivided fractional interest (computed to three decimal places) in a Share of the Fund, no certificate for a fractional Share will be issued. However, the dividends and distributions on fractional Shares will be credited to the Shareholder's account. In the event of termination to a Shareholder's account under the Plan, the Agent will adjust for any such undivided fractional interest, in cash at the market value of the Shares at the time of termination.

     9. Any stock dividends or split Shares distributed by the Fund on Shares held by the Agent for the Shareholder will be credited to the Shareholder's account.

     10. There is no charge to participants for reinvesting dividends or capital gains distributions. The Agent's service fee for handling the reinvestment of such dividends and capital gains distributions will be paid by the Fund. The Shareholder will bear a proportionate share of brokerage commissions on all open market purchases.

     11. A Shareholder may terminate her or his account under the Plan by notifying the Agent in writing. A termination will be effective immediately if notice is received by the Agent not less than 10 days prior to any dividend or distribution record date; otherwise such termination will be effective, with respect to any subsequent dividends or distributions, on the first trading day after the dividend or distribution paid for the record date has been credited to the Shareholder's account. The Plan may be amended or terminated by the Fund as applied to any dividend or capital gains distribution paid subsequent to written notice of the change or termination sent to Plan participants at least 30 days prior to the record date for the dividend or capital gains distribution. The Plan may be amended or terminated by the Agent, with the Fund's prior written consent, on at least 30 days' written notice to Plan participants. Notwithstanding the preceding two sentences, the Agent or the Fund may amend or supplement the Plan at any time or times when necessary or appropriate to comply with applicable law or rules or policies of the Securities and Exchange Commission or any other regulatory authority. Upon termination of the Plan with respect to the reinvestment of dividends and distributions generally, the Agent will cause a certificate or certificates for the full Shares held for the Shareholder under the Plan and

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cash adjustment for any fraction to be delivered, without charge to her or him.
If the Shareholder elects by notice to the Agent in advance of such termination to have the Agent sell part or all of her or his Shares and remit the proceeds to her or him, the Agent is authorized to deduct a fee equal to $5.00 plus brokerage commissions for this transaction from the proceeds.

     12. Any amendment or supplement to the Plan shall be deemed to be accepted by the Shareholder unless, prior to the effective date thereof, the Agent receives written notice of the termination of the Shareholder account under the Plan in accordance with the terms thereof. Any such amendment may include an appointment by the Agent in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform any or all of the acts to be performed by the Agent under these terms and conditions. Upon any such appointment of a successor agent for the purposes of receiving dividends and distributions, the Fund will be authorized to pay to such successor agent, for Shareholder accounts, all dividends and distributions payable on the Shares held in the Shareholder's name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

     13. In the case of Shareholders, such as banks, brokers or nominees, which hold Shares for others who are beneficial owners ("Nominee Holders"), the Agent will administer the Plan on the basis of the number of Shares certified from time to time by each Nominee Holder as representing the total amount registered in the Nominee Holder's name and held for the account of beneficial owners who participate in the Plan.

Dated: July 18, 2003

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